August 2, 1996



Board of Directors
Mednet, MPC Corporation
871-C Grier Drive
Las Vegas, Nevada 89119

                  Re:      Mednet, MPC Corporation
                           Registration Statement on Form S-1

Gentlemen:

     We have acted as counsel to Mednet, MPC Corporation, a Nevada corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement"), to be filed on or about July 31, 1996, pertaining to 5,000,000 shares of the Company's common stock, $.001 par value, issuable by the Company on conversion of the Series E Convertible Preferred Stock (the "Shares").

     We have reviewed the Articles of Incorporation and Bylaws of the Company, as amended, resolutions of the board of directors of the Company, the Registration Statement and such other documents as we have deemed appropriate. As to factual matters we have relied upon certificates supplied to us by officers of the Company. In rendering the opinion expressed herein, we have assumed, without investigation, the validity of all documents and the accuracy of all information supplied to us by the Company. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement will be, upon the conversion of the shares of Series E Convertible Preferred Stock in accordance with the terms set forth in the Certificate of Designation filed with the Nevada Secretary of State on July 12, 1996, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under "Legal Matters" in the Prospectus contained in the Registration Statement.

                                          Very truly yours,

                                          /s/ BALLARD SPAHR ANDREWS & INGERSOLL